Exhibit 99.1

Ocean Power Technologies Completes Move to its Expanded New Location in Monroe Township, New Jersey

MONROE TOWNSHIP, N.J., December 19, 2017 (GLOBE NEWSWIRE) — Ocean Power Technologies, Inc. (Nasdaq: OPTT) today announced it has completed the relocation of its corporate headquarters and manufacturing operations, effective December 18, 2017. The expanded facility is located at 28 Engelhard Drive in Monroe Township, New Jersey, approximately 40 miles southwest of New York City.

“We are excited to have moved into our expanded facility. The new location will help enable our future growth and support for customers around the world. It enhances our manufacturing capabilities and advances our safety and quality programs. This new location also provides us the ability to scale the business by continuing to grow our manufacturing, sales and marketing teams to drive business development,” said George Kirby, President and CEO of Ocean Power Technologies.

“The move to the new location is an important step for our company, our customers and our employees, and it has come at the right time to address what we believe is increased demand for our products and services. We are prepared to welcome guests from around the world to better acquaint them with our business and technology and this new campus will allow for manufacturing of multiple buoys in a highly technical space. We will be able to hire the best and brightest talent from a surrounding area that is home to more scientists and engineers per square mile than anywhere in the country. This relocation is certainly a key milestone for Ocean Power Technologies.” Kirby added.

About Ocean Power Technologies

Headquartered in New Jersey, Ocean Power Technologies (Nasdaq:OPTT) is a pioneer in renewable wave-energy technology that converts ocean wave energy into electricity. OPT has developed and is seeking to commercialize its proprietary PowerBuoy technology, which is based on a modular design and has undergone periodic ocean testing since 1997. OPT specializes in designing cost-effective, and environmentally sound ocean wave based power generation and management technology.

For additional information:

www.oceanpowertechnologies.com
https://www.facebook.com/oceanpowertechnologies/?ref=bookmarks
https://www.linkedin.com/company/413774/
https://twitter.com/OceanPowerTech?lang=en
https://www.instagram.com/oceanpowertechnologies/?hl=en

Investor Relations Contact:

Andrew Barwicki

Barwicki Investor Relations Inc.

Phone: 516-662-9461

Media Contact:

Marilyn Vollrath

Reputation Partners LLC

Phone: 414-376-8834